UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2022 (June 17, 2022)

WALGREENS BOOTS ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36759	47-1758322
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

108 Wilmot Road, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 315-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	WBA	The Nasdaq Stock Market LLC
3.600% Walgreens Boots Alliance, Inc. notes due 2025	WBA25	The Nasdaq Stock Market LLC
2.125% Walgreens Boots Alliance, Inc. notes due 2026	WBA26	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

Five-Year and Eighteen-Month Revolving Credit Facilities

On June 17, 2022 (the “Effective Date”), Walgreens Boots Alliance, Inc. (the “Company”) entered into a five-year $3,500,000,000 revolving credit agreement (the “5-Year Credit Agreement”) and an eighteen-month $1,500,000,000 revolving credit agreement (the “18-Month Credit Agreement”, and together with the 5-Year Credit Agreement, the “Credit Agreements”), in each case, with the designated borrowers from time to time party thereto, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent.

The 5-Year Credit Agreement’s termination date is the date that is five years after the Effective Date. Loans under the 5-Year Credit Agreement shall be denominated in U.S. dollars, Sterling, Euros, Yen, Swiss Francs or any other currency which has been approved under the terms of the 5-Year Credit Agreement.

The 18-Month Credit Agreement’s termination date is the date that is eighteen months after the Effective Date. Loans under the 18-Month Credit Agreement shall be denominated in U.S. dollars, Sterling, Euros, Yen or any other currency which has been approved under the terms of the 18-Month Credit Agreement.

Borrowings under the Credit Agreements will bear interest at a fluctuating rate per annum equal to a benchmark rate applicable to the currency composing such borrowing plus an applicable margin. The applicable margin is in each case based on the rating of the Company’s corporate debt obligations as determined by Moody’s or S&P.

Voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments under the Credit Agreements are permissible, in each case, without penalty, subject to certain conditions pertaining to minimum notice and minimum reduction amounts as described in each Credit Agreement.

The Credit Agreements contain representations and warranties and affirmative and negative covenants customary for unsecured financings of this type. The Credit Agreements include a financial covenant requiring that, as of the last day of each fiscal quarter, commencing with the first quarter ending after the Effective Date, the ratio of Consolidated Debt to Total Capitalization (as those terms are defined in the Credit Agreement) shall not be greater than 0.60:1.00; provided that such ratio is subject to increase in certain circumstances set forth in the Credit Agreements.

The Credit Agreements also contain various events of default (subject to certain grace periods, to the extent applicable), including, events of default for the nonpayment of principal, interest or fees, breach of covenants; payment defaults on, or acceleration under, certain other material indebtedness; inaccuracy of the representations or warranties in any material respect; bankruptcy or insolvency; certain unfunded liabilities under employee benefit plans; certain unsatisfied judgments; certain ERISA violations; the invalidity or unenforceability of the Credit Agreement or any note issued in accordance therewith; and invalidity of the Parent Guarantee.

The foregoing description of the Credit Agreements do not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreements, which are attached hereto as Exhibit 10.1 and Exhibit 10.2 and are incorporated herein by reference.

The lenders under the applicable Credit Agreement and/or their affiliates may have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services for the Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

Payoff of Certain Existing Revolving Credit Facilities

Simultaneously with the entry into the 5-Year Credit Agreement and 18-Month Credit Agreement, the Company has terminated (i) the Revolving Credit Agreement, dated as of December 23, 2020, among the Company, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent and (ii) the Revolving Credit Agreement, dated as of August 29, 2018, among the Company, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent. All outstanding obligations under those credit agreements have been paid and satisfied in full.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off–Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	5-Year Revolving Credit Facility, dated as of June 17, 2022, by and among Walgreens Boots Alliance, Inc., the Designated Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent.
10.2	18-Month Revolving Credit Facility, dated as of June 17, 2022, by and among Walgreens Boots Alliance, Inc., the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALGREENS BOOTS ALLIANCE, INC.

Date: June 21, 2022	By:	/s/ Joseph B. Amsbary, Jr.
	Title:	Senior Vice President and Corporate Secretary